Exhibit 99.3

FOR IMMEDIATE RELEASE

Spartan Motors Announces Dividend

CHARLOTTE, Michigan, Feb. 18, 2010 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced that its board of directors has declared its semi-annual cash dividend of $0.05 per share of common stock.

The Charlotte, Mich.-based manufacturer of custom chassis and emergency-rescue vehicles reported its semi-annual dividends will be payable on June 10, 2010 to shareholders of record at the close of business on May 13, 2010.

“The declaration of this semi-annual dividend reflects our solid financial position and total financial performance for 2009,” said John Sztykiel, president and chief executive officer of Spartan Motors.  “Our dividend is also an indication of the board’s confidence in our future growth and strategic direction, and provides an important form of return for our investors that sets Spartan apart from other companies our size.”

About Spartan Motors, Inc.

Spartan Motors, Inc. (NASDAQ: SPAR) designs, engineers and manufactures specialty chassis, specialty vehicles and truck bodies and aftermarket parts for the outdoor recreation/RV, emergency-response, defense, delivery and service markets.  The company’s brand names – Spartan™, Crimson Fire™, Crimson Fire Aerials™, Road Rescue™ and Utilimaster® – are known for quality, value, service and being the first to market with innovative products.  The company employs approximately 1,600 at facilities in Michigan, Pennsylvania, South Carolina, South Dakota, Indiana and Texas.  Spartan reported sales of $430 million in 2009 and is focused on becoming a global leader in the manufacture of specialty vehicles and chassis.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. . Forward looking statements are identifiable by  words such as “believe,” “expect,” and “sustain.”  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. All dividends are considered and declared by the board of directors in their discretion.  Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements.  An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled.  Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
John Sztykiel, CEO, or Joseph Nowiki, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Jeff Tryka, CFA Lambert, Edwards & Associates, Inc. (616) 233-0500/jtryka@lambert-edwards.com

###